                                                                                   EXHIBIT 11.1

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                      (in thousands, except per share data)

                                                                     Three months ended
                                                                     ------------------
                                                        September 30, 1997   September 30, 1996
                                                        ------------------   ------------------
                                                                        (unaudited)
Primary and fully diluted:
     Weighted average shares.........................             7,557            4,998
     Common equivalent shares from stock options
         and warrants................................               --             1,159
                                                                -------           ------

Shares used in per share calculation.................             7,557            6,147
                                                                =======           ======

Net income (loss)....................................           $(3,741)          $  439
                                                                =======           ======

Net income (loss) per share..........................           $  (.50)          $ 0.07
                                                                =======           ======

(1)  There is no difference between primary and fully diluted net income (loss) per share for all periods presented.

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